Exhibit 4.23
DEED OF ASSIGNMENT
between
ADVENTURE TWO S.A.
as assignor
and
HOLLANDSCHE BANK-UNIE N.V
as assignee
DATED 24 OCTOBER 2005
relating to
m.v. “FREE DESTINY”
NAUTADUTILH N.V.
ROTTERDAM

THIS DEED OF ASSIGNMENT is made the 24th day of October 2005
BETWEEN:
1.	ADVENTURE TWO S.A., a company incorporated and existing under the laws of the Marshall Islands, having its registered office at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Assignor”);
and
2.	HOLLANDSCHE BANK-UNIE N.V., a company incorporated and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands, acting herein through its branch office at Coolsingel 104, 3011 AG Rotterdam, the Netherlands (the “Assignee”)
WHEREAS:
(1)	the Assignor is the registered owner of the vessel “FREE DESTINY” (the “Vessel”) registered in the Marshall Island Ships Register;

(2)	by, and subject to and upon the terms and conditions of (i) a credit agreement signed by the Assignee on the 23rd day of September 2005 and signed by the Assignor on the 26th day of September 2005 and in which Adventure Three S.A. assumed joint and several liability towards the Assignee for all sums which Assignor will owe to the Assignee under the credit agreement from time to time and (ii) a short-term loan agreement dated the 26th day of September 2005 and made between the Assignor and the Assignee (as the same may be amended, supplemented or varied from time to time together with the therein referred to HBU General Credit Provisions dated January 1999 the “Financial Agreement”, the Assignee agreed to make available to the Assignor by way of an overdraft facility the amount of USD 3,700,000.00 (three million seven hundred thousand United States Dollars) (the “ Loan”);

(3)	pursuant to the Financial Agreement the Assignor has executed in favour of the Assignee a first preferred mortgage (the “Mortgage”) over the Vessel dated 24 October 2005, which Mortgage has been or will be registered against the Vessel as security for the payment to the Assignee of the Outstanding Indebtedness (as hereinafter defined);

(4)	it is a condition precedent for the Assignee advancing the Loan to the Assignor that the Assignor inter alia shall execute this Deed together with the Assignee;

(5)	this Deed is supplemental to the Financial Agreement, the other Security Documents (as hereinafter defined) and the security thereby created.
NOW THIS DEED WITNESSES as follows:
1.    Interpretation
1.1	In this Deed unless the context otherwise requires:

“Assigned Property” means collectively:
(i)	the Earnings;

(ii)	the Insurances; and

(iii)	the Requisition Compensation;
“Earnings” means all moneys whatsoever from time to time due or payable actually or contingently to the Assignor arising out of the use or operation of the Vessel, including without limitation all freight, hire, charter and passage moneys, moneys arising under any contract or arrangement with any operator, income arising under pooling arrangements, compensation payable to the Assignor as a result of, or otherwise in connection with, the requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach and all payments for, or otherwise in connection with any variation or termination of any charterparty, contract or other agreement in respect of, or otherwise in connection with, the employment of the Vessel;
“Event of Default” means any of the events specified and referred to in the Financial Agreement and/or the Mortgage;
“Insurances” means all policies and contracts of insurance, including without limitation all entries of the Vessel in a protection and indemnity or war risks association which are from time to time in place or taken out or entered into by or for the benefit of the Assignor in respect of, or otherwise in connection with the Vessel and/or the Earnings or any part thereof and all benefits thereof, including without limitation all claims of whatsoever nature and all return of premiums;
“Loss Payable Clause” means any of the loss payable clauses set out in the schedules A1 and A2 hereto;
“Outstanding Indebtedness” means (a) the aggregate of all sums of money actual or contingent, present or future due by the Assignor to the Assignee under or in connection with the Security Documents or any of them and (b) all costs and expenses incurred in connection with the Security Documents, including any taxes payable by the Assignee (other than on net profit), as well as any reasonable costs and expenses incurred by the Assignee in connection with the Assignor’s failure to comply with or fulfil any obligation under the Security Documents at the time and in the manner required, including collection charges, disbursements, fees of legal consultants and other experts and costs of proceedings, irrespective against whom brought;
“Requisition Compensation” means all moneys or other compensation payable by reason of requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;
“Security Documents” means the Financial Agreement, the Mortgage, this Deed and any other such documents as may be executed from time to time to secure and/or regulate the Outstanding Indebtedness;
“Security Interest” means a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment or other security interest or arrangement of any kind whatsoever;
“Security Parties” means the Assignor and Adventure Three S.A. of Majuro, Marshall Islands;
“Security Period” means the period commencing on the date of this Deed and terminating on the date upon which all moneys payable or to become payable from time to time pursuant to the terms of the Financial Agreement, this Deed and/or any of the other Security Documents shall have been paid and discharged in full.
1.2	In this Deed:
(a)	clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed;

(b)	unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa;

(c)	references to clauses and schedules shall be construed as references to clauses of and schedules to this Deed;

(d)	an “entity” shall be construed to include any firm, company, association, partnership (whether or not having separate legal personality), institution, government (local, national or supranational), state, agency or sub division thereof or international organisation;

(e)	reference to any document including this Deed shall be construed as reference to such document as amended supplemented or varied from time to time;

(f)	words and expressions defined in the Financial Agreement shall, unless it is stated otherwise herein, have the same meaning when used in this Deed; and

(g)	the Assignee, the Assignor, the Security Parties and any other entity or individual shall include their respective successors in title, estates and, in the event of an assignment permitted under this Deed, assignees.
1.3	This Deed shall be read together with the Financial Agreement but in case of any conflict between the two instruments the provisions of this Deed shall prevail.
2.   Representations and warranties
The Assignor hereby represents and warrants to the Assignee that:
(a)	it is fully entitled to enter into this Deed and further to agree and perform the terms and conditions hereof and that such execution and performance will not cause the Assignor to be in breach of any agreement to which it is a party;

(b)	the Insurances are in full force and effect and enforceable in accordance with their respective terms;

(c)	the Assignor is not in default in respect of any of the Insurances and there is no action, suit or proceeding pending or threatened by or against the Assignor in connection with or arising from any of the Insurances;

(d)	the Assignor is exclusively entitled to any and all benefits of the Insurances and to exercise any and all rights in respect thereof; and

(e)	the Assigned Property is not subject to any Security Interest (save as constituted by the Security Documents or otherwise permitted by the terms thereof).

3.    Assignment
3.1	By way of security for payment of the Outstanding Indebtedness and the performance of the obligations under the Security Documents by the Assignor, the Assignor with full title guarantee hereby assigns and agrees to assign absolutely to the Assignee all its rights, title and interest in and to the Assigned Property and all the benefits and interest present and future therein

PROVIDED HOWEVER that:
(a)	the Earnings shall be paid to the Assignor until such time as the Assignee shall direct to the contrary whereupon the Assignor shall forthwith, and the Assignee may at any time thereafter, instruct the entities and the individuals from whom the Earnings are then receivable or payable to pay the same to the Assignee or as it may direct and any Earnings then in the hands of the Assignor’s brokers or other agents shall be deemed to have been received by them for the use and on behalf of the Assignee;

(b)	unless and until an Event of Default shall occur (whereupon all insurance recoveries shall be receivable by the Assignee and applied in accordance with clause 3.2):
(i)	any moneys payable under the Insurances shall be paid in accordance with the terms of the relevant Loss Payable Clause and the Assignee will not in the meantime give any notification to the contrary to the insurers as contemplated by the Loss Payable Clause; and

(ii)	any insurance moneys received by the Assignee in respect of major casualty (that is to say any casualty the claim in respect of which exceeds USD 100,000.00 (one hundred thousand United States Dollars) inclusive of any deductible or franchise shall be paid over to the Assignor or to whom it shall direct upon the Assignor furnishing evidence satisfactory to the Assignee that all loss and damage resulting from such casualty has been properly made good and repaired, and that all repair accounts and other liabilities whatsoever in connection with the casualty have been fully paid and discharged by the Assignor.

3.2	All moneys received by the Assignee in respect of the Assigned Property shall be applied in the manner specified in the Financial Agreement.

3.3	In the event that on application in accordance with clause 3.2 the moneys so applied are insufficient to pay in full the whole of the Outstanding Indebtedness, the Assignee shall be entitled to collect the shortfall from the Assignor or any other entity or individual liable for the time being therefor.
4.   Covenants
The Assignor hereby irrevocably and unconditionally covenants to the Assignee that:
(a)	it will not hereafter during the Security Period create or suffer the creation of any Security Interest on or in respect of all or any part of the Assigned Property to anyone other than the Assignee to the effect that the assignment created by this Deed shall constitute a first preferred charge in favour of the Assignee;

(b)	in the event that it receives payment of any moneys hereby assigned save as provided in the loss payable and notice of cancellation clause hereinafter mentioned it will forthwith pay over the same to the Assignee and until paid over such moneys will be held on trust for the Assignee by it;

(c)	it will throughout the Security Period maintain the Insurances in full force and effect and not change the identity of the insurers or the terms of cover provided by the Insurances without the prior written consent of the Assignee;

(d)	it will do or permit to be done each and every act or thing which the Assignee may from time to time require to be done for the purpose of enforcing the Assignee’s rights under this Deed and will allow its name to be used as and when required by the Assignee for that purpose;

(e)	it will from time to time upon the written request of the Assignee give written notice (in such form as the Assignee shall reasonably require) to the entities and individuals from whom any part of the Assigned Property is or may be due, of the assignment herein contained and it will procure that the interest of the Assignee in the Insurances shall be endorsed on the instruments of insurance from time to time in connection with such of the Insurances as are placed with the approved brokers accepted by the Assignee by means of a Notice of Assignment of Insurances signed by the Assignor) in the form set out in schedule B;
(f)	it will pay all expenses and costs at the times and in the manner specified in this Deed and/or the Financial Agreement as the case may be;

(g)	it will perform the covenants and undertakings in relation to the Insurances set forth in clause 6.1(a) of the Mortgage and such covenants and undertakings shall be deemed to be, mutatis mutandis, set out and repeated in full herein.
5.   Continuing Security
It is declared that:
(a)	the security created by this Deed shall be held by the Assignee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all of the covenants, terms and conditions contained in the Financial Agreement, this Deed and the other Security Documents, express or implied, and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured (or by any settlement of accounts between the Assignor or any other entity or individual who may be liable to the Assignee in respect of the Outstanding Indebtedness or any part thereof and the Assignee);

(b)	the security so created shall be in addition to, and shall not in any way prejudice or affect and may be enforced by the Assignee without prior recourse to the securities created by the other Security Documents or by any other security now or hereafter held by the Assignee and shall not in any way be prejudiced or affected thereby or by the invalidity or unenforceability thereof, or by the Assignee releasing, modifying or refraining from perfecting or enforcing any of the same, or granting time or indulgence or compounding with any entity or individual liable thereto;

(c)	all the rights, remedies and powers vested in the Assignee hereunder shall be an addition to and not a limitation of any and every other right, power or remedy vested in the Assignee under the Financial

Agreement, this Deed and the other Security Documents, or otherwise or at law and that all the powers so vested in the Assignee may be exercised from time to time and as often as the Assignee may deem expedient;
(d)	the Assignee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under the Mortgage, this Deed, the Financial Agreement and/or the other Security Documents or to make any claim or take any action to collect any moneys hereby assigned or to enforce any rights or benefits hereby assigned to the Assignee or to which the Assignee may at any time be entitled under the Mortgage and/or this Deed;

(e)	the Assignor shall remain liable to perform all the obligations assumed by it in relation to the Assigned Property and the Assignee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Assignor to perform its obligations in respect thereof; and

(f)	notwithstanding that this Deed is expressed to be supplemental to the Mortgage and to the securities thereby created it shall continue in full force and effect after any discharge of the Mortgage.
6.    Powers of Assignee
6.1	The Assignee shall, without prejudice to its other rights, powers and remedies hereunder, be entitled (but not bound) at any time, and as often as may be necessary, to take any such action as it may in its discretion think fit for the purpose of protecting or maintaining the security created by this Deed and all expenses attributable thereto shall be payable by the Assignor on demand.

6.2	Without prejudice to the generality of clause 6.1 and the powers and remedies vested in the Assignee by virtue of this Deed and the provisions of the Mortgage:
(a)	if the Assignor fails to comply with the insurance provisions contained in the Mortgage, the Assignee shall become forthwith entitled (but not bound) to effect and thereafter maintain all such insurances on the Vessel as in its discretion it may think fit in order to procure the compliance with such provisions or alternatively, to require the Vessel (at the Assignor’s risk) to remain in, or to proceed to and remain in a port designated by the Assignee until such provisions are fully complied with;

(b)	at any time after the occurrence of an Event of Default the Assignee shall become forthwith entitled (but not bound):
(i)	to require that all policies, contracts, certificates of entry and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be delivered forthwith to such adjusters and/or brokers and/or other insurers as the Assignee may nominate;

(ii)	to collect, recover, compromise and give a good discharge for, all claims then outstanding or thereafter arising under or in respect of the Assigned Property or any part thereof, and to take over or institute (if necessary using the name of the Assignor) all such proceedings in connection therewith as the Assignee in its absolute discretion thinks fit and, in the case of the Insurances, to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

(iii)	to discharge, compound, release or compromise claims in respect of the Assigned Property or any part thereof which have given or may give rise to any charge or lien or other claim on the Vessel, the Assigned Property or any part thereof or which are or may be enforceable by proceedings against the Vessel, the Assigned Property or any part thereof; and

(iv)	to recover from the Assignor on demand all expenses incurred or paid by the Assignee in connection with the exercise of the powers (or any of them) referred to in this clause 6.2.
6.3	The Assignor covenants and undertakes with the Assignee to do or permit to be done each and every act or thing which the Assignee may from time to time require to be done for the purpose of enforcing the Assignee’s rights under this Deed and to allow its name to be used as and when required by the Assignee for that purpose.
7.   Redemption
Upon payment and discharge in full to the satisfaction of the Assignee of the Outstanding Indebtedness, the Assignee shall, at the request and cost of the Assignor, re-assign the Assigned Property to the Assignor or as it shall direct.

8.   Loss payable and notice of cancellation clause
The Assignor shall procure that all policies and entries relating to the Insurances shall contain loss payable and notice of cancellation clauses substantially in the form of schedules A1 and A2, or otherwise acceptable to the Assignee and the Assignor shall further, upon written request of the Assignee, execute and deliver to the Assignee or procure the execution and delivery to the Assignee of such further instruments and documents as the Assignee may deem desirable for the purpose of obtaining the full benefit of the assignment created by this Deed and of the rights and powers herein granted which includes the arrangement of letters of undertaking as shown in schedules C and D.
9.   Miscellaneous
9.1	No delay or omission on the part of the Assignee to exercise any right or power vested in it under this Deed shall impair such right or power or be construed as a waiver thereof, nor shall any single or partial exercise by the Assignee of any right or power nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Assignee to enforce any right or power, preclude any other or further exercise thereof nor shall the giving by the Assignee of any consent to any act which by the terms of this Deed requires such consent prejudice the right of the Assignee to withhold its consent to the doing of any other similar act.

9.2	The Assignee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the rights and powers vested in it by this Deed (including the power vested in it by virtue of clause 6) in such manner, upon such terms and to such entities and individuals as the Assignee in its absolute discretion may think fit.

9.3	If any provision of this Deed is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction but where the provisions of the laws of such jurisdiction may be waived they are hereby waived to the full extent permitted by such laws to the end that this Deed shall be valid, binding and enforceable in accordance with its terms.

10.   Power of Attorney
10.1	The Assignor, by way of security and in order more fully to secure the performance of the Assignor’s obligations under this Deed, hereby irrevocably appoints the Assignee as its attorney generally for and in the name and on behalf of the Assignor to execute, seal and deliver and otherwise perfect and do all such deeds, notices, assurances, agreements, instruments, acts and things which may be required for the full exercise of all or any of the rights, powers or remedies conferred hereby which may be deemed proper in connection with all or any of the purposes aforesaid. The power hereby conferred shall be a general power of attorney and the Assignor ratifies and confirms, and agrees to ratify and confirm, any deed, assurance, agreement, instrument, act or thing which the Assignee may execute or do pursuant thereto PROVIDED ALWAYS that such power shall not be exercisable by or on behalf of the Assignee until the Outstanding Indebtedness shall have become due and payable on demand to the Assignee in accordance with the provisions of the Financial Agreement.

10.2	The exercise of such power by or on behalf of the Assignee shall not oblige any entity or individual dealing with the Assignee to make any enquiry as to whether the Outstanding Indebtedness has become due and payable nor shall such entity or individual be in any way affected by notice that the Outstanding Indebtedness has not become so due and payable and the exercise by or on behalf of the Assignee shall be conclusive evidence of its right to exercise the same.
11.   Further assurance
The Assignor hereby further covenants at its own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Assignee may be necessary or desirable for the purpose of more effectually assigning the Assigned Property or perfecting the security constituted or intended to be constituted by the Security Documents.
12.   Indemnity
The Assignor hereby agrees and covenants to indemnify the Assignee against all losses actions claims expenses demands obligations and liabilities whatsoever and whensoever arising which the Assignee may incur in respect of, in relation to or in connection with the Assigned Property or otherwise, howsoever, in relation to or in connection with any of the matters dealt with in the Security Documents or any of them.
13.   Notices
The provisions of clause 18 of the Mortgage shall apply in relation to every notice, request, demand or other communication under this Deed.
14.   Law and jurisdiction
14.1	This Deed shall be governed by and construed in accordance with the laws of England.

14.2	Subject to clause 14.3, the courts of Rotterdam, the Netherlands shall have exclusive jurisdiction in relation to all matters which may arise out of or in connection with this Deed with the exclusion of any other court of law.

14.3	For the exclusive benefit of the Assignee, the Assignee reserves the right to commence proceedings in relation to any matter which arises out of or in connection with this Deed in the courts of any place in the Netherlands other than Rotterdam or any country other than the Netherlands and which have jurisdiction to that matter.

14.4	In this clause 14 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

14.5	The Assignor hereby agrees that any writ, judgment or other notice of process shall be sufficiently and effectively served on it, if served on it at the address specified in clause 18.1 of the Mortgage.
IN WITNESS whereof the parties hereto have caused this Deed to be duly executed the day and year first herein before written.

Signed as a Deed	)
by /s/ [ILLEGIBLE]	)
as attorney-in-fact for	)
ADVENTURE TWO S.A.	)

Signed as a Deed	)
by /s/ [ILLEGIBLE]	)
as attorney-in-fact for	)
HOLLANDSCHE BANK-UNIE N.V.	)

schedule A1: FORM OF LOSS PAYABLE AND NOTICE OF CANCELLATION CLAUSE

INSURED:	ADVENTURE TWO S.A.
VESSEL :	“FREE DESTINY”
It is noted that by an Assignment in writing dated 24 October 2005 and made between (i) the Insured and (ii) HOLLANDSCHE BANK-UNIE N.V., having its corporate seat at Amsterdam, the Netherlands, acting through its branch office at Coolsingel 104, 3011 AG Rotterdam, the Netherlands (the “Assignee”) the Insured assigned absolutely unto the Assignee this policy and all benefits thereof including all claims of whatsoever nature (including return of premiums) thereunder and including the right to negotiate and settle at any time whether any claim is a claim in respect of a total or constructive or arranged or agreed or compromised total loss (“Total Loss”); and that
(i)	claims hereunder in respect of a Total Loss shall be paid in full to the Assignee or as the Assignee may direct; and

(ii)	all other losses hereunder shall be paid to the Assignee except that claims (or the aggregate of claims) in respect of any one accident not exceeding USD 100,000 (one hundred thousand United States Dollars) including any deductible or franchise shall be paid to the Insured, unless and until the (Insurer(s)) (Underwriter(s)) receive notice from the Assignee to the contrary, whereupon all such insurance proceeds shall be paid directly to the Assignee for distribution by it firstly to itself and/or to its order.
Notwithstanding anything contained herein to the contrary, however, in cases where a surety has paid or is liable to pay any claims covered under the provisions of the collision and/or salvage clauses in the policies on hull and machinery the proceeds under such provisions shall be payable directly to the surety to the necessary extent.
It is further noted and expressly undertaken that:
(a)	in the event of non-payment of premiums or calls when due, the (Insurer(s)) (Underwriter(s)) will notify the Assignee immediately of such non-payment and will not exercise any right of cancellation which they may have by reason of such non-payment without giving fourteen (14) days’ prior written notice of such cancellation to the Assignee and a reasonable opportunity of paying any balance of such premiums or calls which may be in default; and

(b)	the (Insurer(s)) (Underwriter(s)) will not effect any material alteration or termination or expiry of any of the insurances without giving to the Assignee fourteen (14) days’ prior written notice of such alteration or termination or expiry.

ADVENTURE TWO S.A.	HOLLANDSCHE BANK-UNIE N.V.
(Assignor)	(Assignee)

schedule A2: FORM OF LOSS PAYABLE AND NOTICE OF CANCELLATION CLAUSE (P. & I.)

INSURED:	ADVENTURE TWO S.A.
VESSEL :	“FREE DESTINY”
It is noted that by an Assignment in writing dated 24 October 2005 and made between (i) the Insured and (ii) HOLLANDSCHE BANK-UNIE N.V., having its corporate seat at Amsterdam, the Netherlands, acting through its branch office at Coolsingel 104, 3011 AG Rotterdam, the Netherlands (the “Assignee”), the Insured assigned absolutely unto the Assignee this policy and all benefits thereof including all claims of whatsoever nature (including return of premiums) thereunder; and that until the Assignee notifies to the contrary claims receivable thereunder shall be paid to:
(i) the entity or individual to whom was incurred the liability to which such sum relates; or
(ii) the Insured in reimbursement to it of moneys expended in satisfaction of such liability.
It is further noted and expressly undertaken that:
(a)	in the event of non-payment of premiums or calls when due, the Insurer(s)/Underwriter(s) will notify the Assignee immediately of such non-payment and will not exercise any right of cancellation which they may have by reason of such non-payment without giving fourteen (14) days’ prior written notice of such cancellation to the Assignee and a reasonable opportunity of paying any balance of such premiums or calls which may be in default; and

(b)	the Insurer(s)/Underwriter(s) will not effect any material alteration or termination or expiry of any of the insurances without giving to the Assignee fourteen (14) days’ prior written notice of such alteration or termination or expiry.

ADVENTURE TWO S.A.	HOLLANDSCHE BANK-UNIE N.V.
(Assignor)	(Assignee)

schedule B: FORM OF NOTICE OF INSURANCE ASSIGNMENT
(for attachment by way of endorsement to
all policies, contracts and cover notes)
TAKE NOTICE:
THAT by a Deed of Assignment in writing bearing even date herewith and made between us as owner of the Marshall Islands flag m.v. “FREE DESTINY” (the “Vessel”) and HOLLANDSCHE BANK-UNIE N.V., having its corporate seat at Amsterdam, the Netherlands, acting through its branch office at Coolsingel 104, 3011 AG Rotterdam, the Netherlands (the “Assignee”), we have assigned to the Assignee all our rights, title, interest and benefits in and to all insurances effected or to be effected in respect of the Vessel, including the insurances constituted by the policy or entry certificate whereon this notice is endorsed.
DATED 24 October 2005.
For and on behalf of
ADVENTURE TWO S.A.

Name:
Title:

schedule C: FORM OF LETTER OF UNDERTAKING TO BE DELIVERED BY BROKERS AND/OR UNDERWRITERS AND/OR INSURERS

To:	HOLLANDSCHE BANK-UNIE N.V.
Coolsingel 104
3011 AG Rotterdam
the Netherlands
Dated: [...]
Dear Sirs,
Re: “FREE DESTINY” (the “Vessel”)
We confirm that we have effected insurances for the account of ADVENTURE TWO S.A. of Majuro, Marshall Islands (the “Assignor”) as set out in Appendix “A” attached.
Pursuant to instructions received from the Assignor, and in consideration of your approving our appointment as [Brokers / Underwriters / Insurers] in connection with the insurances covered by this letter, we hereby undertake:
[1.	to hold the Insurance Slips or Contracts, the Policies when issued, and any renewals of such Policies or new Policies or any Policies substituted (with your consent) therefor and the benefit of the insurances thereunder to your order in accordance with the terms of the Loss Payable Clause set out in Appendix “B” attached; and]

2.	to arrange for the [said] Loss Payable Clause [set out in Appendix “B” attached] to be included in and/or endorsed on the Policies when issued; and

3.	to have endorsed on each and every Policy as and when the same is issued a Notice of Assignment in the form of Appendix “C” hereto dated and signed by the Assignor and acknowledged by [Underwriters/us] in accordance with Market practice; and

4.	to advise you immediately we cease to be the [Brokers/Underwriters/Insurers] for the Assignor or in the event of any material changes which may be made to the terms of the insurances and following an application received from you not later than one month before expiry of the insurances to notify you within fourteen (14) days of the receipt of such application in the event of our not having received notice of renewal instructions from the Assignor and/or its Agents, and in the event of our receiving instructions to renew to advise you promptly of the details thereof.
Our above undertakings are given subject to our lien on the Policies for premiums and subject to our right of cancellation on default in payment of such premiums but we undertake to advise you immediately if any premiums are not paid to us by due date and not to exercise such rights of cancellation without giving you fourteen (14) days’ notice in writing, either by letter, telex or cable, and a reasonable opportunity of paying any premiums outstanding.
Notwithstanding the terms of the said Loss Payable Clause and the said Notice of Assignment, unless and until we receive notice from you to the contrary, we shall be empowered to arrange for a collision and/or salvage guarantee to be given in the event of bail being required in order to prevent the arrest of the Vessel or to secure the release of the Vessel from arrest following a casualty. Where a guarantee has been given as aforesaid and the guarantor has paid any sum under the guarantee in respect of such claim, there shall be payable directly to the guarantor out of the proceeds of the said Policies a sum equal to the sum so paid.
* [Finally, it is understood that all claims shall be collected through us, as Brokers].
Yours faithfully,

* Delete if letter is being given by underwriters and not brokers.

Appendix “A”
(Insert details of the insurance terms)

Appendix “B”
(Insert copy of the Loss Payable Clause)

Appendix “C”
(Insert copy of the Notice of Insurance Assignment)

schedule D: FORM OF LETTER OF UNDERTAKING TO BE GIVEN BY P & I CLUB

To:	HOLLANDSCHE BANK-UNIE N.V. (the “Bank”)
Coolsingel 104
3011 AG Rotterdam
the Netherlands
Dated [...]
Dear Sirs,
m.v. “FREE DESTINY” (the “Vessel”)
We note you have taken an assignment by ADVENTURE TWO S.A. of Majuro, Marshall Islands (the “Assignor”) of the insurances on the Vessel. So far as this Association is concerned, the Managers do not consent to such assignment for the purposes of Rule                     , other than to give efficacy to the Loss Payable Clause set out below and subject always to the Association’s rights under Rule                     .
We do confirm however that the Vessel is entered in this Association for Protection and Indemnity risk on the terms and conditions set out or to be set out in the Certificate of Entry. Furthermore, in consideration of your agreeing to the entry or continuing entry of the ship in this Association, the Managers agree that:
(a)	the Assignor shall not cease to be insured by the Association in respect of the Vessel by reason of such assignment (see Rule ); and

(b)	notwithstanding that the Vessel has been mortgaged to you and that no undertaking or guarantee has been given to the Association to pay all contributions due in respect of the Vessel, the Assignor does not cease to be insured by reason of the operation of Rule .
It is further agreed that the following Loss Payable Clause will be included in the Certificate of Entry:
“Payment of any recovery the Assignor is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by it shall be made to the Assignor or to its order unless and until the Association receives notice from the Bank that the Assignor is in default under the mortgage, in which event all recoveries shall thereafter be paid to you for distribution by the Bank to itself and/or to its order provided always that no liability whatsoever shall attach to the Association its

Managers or their agents for failure to comply with the latter obligation until after the expiry of two clear business days from the receipt of such notice”.
The Association undertakes:
(a)	to inform you if the Association gives the Assignor notice under Rule that its insurances in the Association in respect of such ship is to cease at the end of the then current policy year;

(b)	to give 14 days’ notice of the Association’s intention to cancel the insurance of the Assignor by reason of his failure to pay when due and demanded any sum due from him to the Association; and

(c)	to advise you promptly if the Vessel ceases to be entered in the Association.
Yours faithfully,